Exhibit 5.1

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004

T +1 202 637 5600

F +1 202 637 5910

www.hoganlovells.com

May 15, 2013

Board of Directors

Colony Financial, Inc.

2450 Broadway, 6th Floor

Santa Monica, California 90404

Ladies and Gentlemen:

We are acting as counsel to Colony Financial, Inc., a Maryland corporation (the “Company”), in connection with the public offering of up to $200,000,000 in aggregate value of the Company’s common stock, par value $0.01 per share (the “Common Stock”), all of which Common Stock is to be offered and sold by the Company from time to time in accordance with the terms of the Equity Distribution Agreements, dated May 10, 2013, among the Company, Colony Financial Manager, LLC (the “Manager”) and each of RBC Capital Markets, LLC, FBR Capital Markets & Co., JMP Securities LLC, J.P. Morgan Securities, LLC, Keefe, Bruyette & Woods, Inc., and UBS Securities LLC (each an “Equity Distribution Agreement” and, collectively, the “Equity Distribution Agreements”). The offering by the Company is being made pursuant to a prospectus supplement dated May 10, 2013 and the accompanying base prospectus dated March 29, 2013 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-187610) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Common Stock will not be issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the General Corporation Law of the State of Maryland, as amended, currently in effect (the “MGCL”). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company and the Manager of the Equity Distribution Agreements, (ii) authorization by the Company’s Board of Directors, or authorization by a duly authorized pricing committee thereof, within the limitations established by resolutions duly adopted by the Company’s Board of Directors and duly authorized pricing committee thereof and in each

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. Hogan Lovells refers to the international legal practice comprising Hogan Lovells US LLP, Hogan Lovells International LLP, Hogan Lovells Worldwide Group (a Swiss Verein), and their affiliated businesses with offices in: Abu Dhabi Alicante Amsterdam Baltimore Beijing Berlin Boulder Brussels Caracas Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Madrid Miami Milan Moscow Munich New York Northern Virginia Paris Philadelphia Prague Rome San Francisco Shanghai Silicon Valley Singapore Tokyo Ulaanbaatar Warsaw Washington DC Associated offices: Budapest Jeddah Riyadh Zagreb

Board of Directors Colony Financial, Inc.	2	May 15, 2013

case made available to us, of the terms pursuant to which the Common Stock may be sold pursuant to the Equity Distribution Agreements, (iii) authorization by a duly authorized executive officer, designated by the pricing committee to approve placement notices under the Equity Distribution Agreements, of the terms of each placement notice issued consistent with the foregoing and pursuant to which the Common Stock may be sold pursuant to the Equity Distribution Agreements, (iv) issuance of the Common Stock pursuant to the terms established by the Board of Directors and the pricing committee thereof and the terms of the applicable placement notice, and (v) receipt by the Company of the proceeds for the Common Stock sold pursuant to such terms and such applicable placement notice, the Common Stock will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Common Stock, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP